Exhibit 10.2

RENASANT CORPORATION

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is entered into by and between Kevin Chapman (“Executive”) and Renasant Corporation, a Mississippi corporation (the “Company”).

1.	Definitions:

1.1 “Affiliate” means one or more subsidiaries or other entities with respect to which the Company owns (within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”)) 50% or more of the total combined voting power of all classes of stock or other equity interests.

1.2	“Base Compensation” means Executive’s annualized base salary.

1.3	“Board” means the Board of Directors of the Company.

1.4	“Cause” means that Executive has:

a.	Committed an intentional act of fraud, embezzlement or theft in the course of his employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation;

b.	Committed intentional damage to the property of the Company (or an Affiliate) or committed intentional wrongful disclosure of Confidential Information (as defined below);

c.	Been indicted for the commission of a felony or a crime involving moral turpitude;

d.	Willfully and substantially refused to perform the essential duties of his position, which has not been cured within 30 days following written notice by the Company’s Chief Executive Officer;

e.	Intentionally, recklessly or negligently violated any material provision of any code of ethics, code of conduct or equivalent code or policy of the Company or its Affiliates applicable to him; or

f.	Intentionally, recklessly or negligently violated any material provision of the Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provision.

No act or failure to act on the part of Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence (but not gross negligence), but will be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or an Affiliate.

1.5 “Change In Control” means and shall be deemed to occur upon a Change in Equity Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger. For this purpose:

a.	A “Change in Equity Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a change in Equity Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than 50% of the aggregate fair market value or voting power of the Company’s capital stock.

b.	A “Change in Effective Control” means that (i) a person or group acquires (or has acquired during the immediately preceding 12-month period ending on the date of the most recent acquisition by such person or group), directly or indirectly in accordance with Code Section 318, ownership of the capital stock of the Company possessing 35% or more of the total voting power of the Company, or (ii) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.

c.	A “Change in the Ownership of Assets” means that any person or group acquires (or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition) all or substantially all of the assets of the Company.

d.	A “Change by Merger” means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the Company was beneficially owned before such transaction.

The Board shall promptly certify to Executive whether a Change in Control has occurred hereunder, which certification shall not be unreasonably withheld.

1.6	“Code” means the Internal Revenue Code of 1986, as amended.

1.7	“Good Reason” means that in connection with a Change in Control:

a.	Executive’s Base Compensation in effect immediately before such change is materially diminished;

b.	Executive’s authority, duties or responsibilities are materially diminished from those performed by Executive prior to the Change in Control; or

c.	There is a material change in the office or business location at which Executive is required to perform services, but in no event less than a change outside the 30-mile radius of the location he was assigned to prior to the Change in Control.

No event or condition described in this Section 1.7 shall constitute Good Reason unless (a) Executive provides to the Chief Executive Officer notice of his objection to such event or condition not more 60 days after Executive first learns of such event, which notice shall be delivered in writing, (b) such event or condition is not promptly corrected by the Company, but in no event later than 30 days after receipt of such notice, and (c) Executive resigns his employment with the Company and its Affiliates not more than 60 days following the expiration of the 30-day period described in subparagraph (b) hereof.

1.8 “Incentive Bonus” means the amount paid or payable to Executive under the Company’s Performance Based Rewards Plan or similar annual cash bonus arrangement.

1.9 “Termination of employment,” “separation from service,” and words of similar import used herein shall mean the later of the date on which (a) an Executive’s employment with the Company and its Affiliates ceases, or (b) the Company and such Executive reasonably anticipate that Executive will perform no further services for the Company and it’s Affiliates, whether as a common law employee or independent contractor. Notwithstanding the foregoing, Executive may be deemed to incur a separation from service hereunder if he continues to provide services to the Company or an Affiliate, provided such services are not more than 20% of the average level of services performed, whether as an employee or independent contractor, during the immediately preceding 36-month period.

2.	Change in Control Benefits:

2.1 Termination In Connection With a Change in Control. If Executive’s employment is involuntarily terminated by the Company, without Cause, or Executive terminates his employment with the Company for Good Reason, either occurring during the 24-month period following a Change in Control (Executive’s “Eligible Termination”), the Company shall pay or provide to Executive the following:

a.	Executive’s Incentive Bonus with respect to the Company’s completed fiscal year immediately preceding Executive’s Eligible Termination, to the extent such amount has not been paid as of the change; such amount shall be paid on the payment date generally applicable to such bonus.

b.	If Executive and/or his dependants timely elect to continue group medical coverage in accordance with Code Section 4980B with respect to the group medical plan sponsored by the Company or an Affiliate (excluding for this purpose any health flexible spending account described in Code Sections 125 and 105(h)), the Company shall pay to Executive the amount of the continuation coverage premium for the same type and level of coverage received by Executive and his electing dependants immediately prior to Executive’s Eligible Termination for the period such coverage is actually provided in accordance with Code Section 4980B, but not in excess of 18 months; payment hereunder shall be made on the first business day of each calendar month following Executive’s timely coverage election, and, to facilitate the payment of Executive’s group medical plan premiums, may, in the discretion of the Company, be remitted directly by the Company to such plan or other appropriate person.

c.	Vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grant or award made to Executive under the Company’s 2001 Long-Term Incentive Compensation Plan, as the same may be amended, restated or superseded from time to time.

d.	The Company shall pay to Executive an additional amount equal to 1.99 times the aggregate of Executive’s (i) Base Compensation in effect prior to such change, and (ii) average Incentive Bonus paid with respect to the two whole calendar years preceding such change; the amount determined hereunder shall be paid in the form of a single-sum not more than 30 days following such change.

2.2 Limitation on Payments. If the aggregate present value of all payments and benefits due to Executive under this Agreement and any other payment or benefit due to Executive from the Company or an Affiliate or any successor thereto on account of a Change in Control (the “Aggregate Payments”) would be subject to the excise tax imposed by Code Section 4999, such payments or benefits shall be reduced by the minimum amount necessary to result in no portion of the Aggregate Payments, so reduced, being subject to such tax. The determination of whether a reduction is required hereunder shall be made by the Company’s registered independent public accounting firm and shall be binding upon the parties hereto. To the extent practicable, Executive shall be entitled to select the payments or benefits subject to reduction.

2.3 Specified Employee Delay. In the event the Company determines that Executive is a “specified employee” within the meaning of Code Section 409A as of his Eligible Termination, then, notwithstanding any provision of this Agreement to the contrary, the Company shall postpone until the first business day of the seventh calendar month following such termination (the “Delayed Payment Date”) any payment or benefit hereunder which is deemed on account of Executive’s separation from service and not otherwise permitted to be paid or furnished in accordance with the provisions of Code Section 409A and the guidance promulgated thereunder. Any payment made as of Executive’s Delayed Payment Date shall include the principal amount of all payments suspended between Executive’s Eligible Termination and such date, without liability for interest or other loss of investment opportunity.

2.4 Other Benefits and Payments. Amounts payable or provided under this Section 2 shall be in lieu of and not in addition to any severance pay or similar post-termination benefit or payment otherwise provided under any severance pay or similar plan, policy or arrangement maintained by the Company or its Affiliates. Notwithstanding the foregoing, nothing contained herein shall affect the payment or provision of any amount or benefit which the Company and its Affiliates are required by law to pay or provide.

2.5 Further Limitation on Payments. As a condition of the receipt of any cash payment hereunder, Executive acknowledges that the Board retains the discretion to reduce the amount of the benefit to the extent necessary to ensure that all cash benefits paid under this Agreement on account of a Change in Control, when aggregated with similar change in control severance benefits paid under separate plans, policies and arrangements maintained by the Company and its Affiliates, excluding for this purpose payments made under certain employment agreements between the Company and/or Renasant Bank and certain of their executive officers, do not exceed a specified amount, which will be determined by the Board in good faith at the time a Change in Control occurs. The purpose of this limit is to ensure that all severance benefits payable on account of a Change in Control will not be excessive, when considered in the aggregate. If a reduction is required, the Board shall furnish notice to Executive, and, to the extent practicable, the amount of the reduction will be applied on a pro rata basis to all affected executive, officers and employees.

3.	Limitations On Activities:

3.1 Consideration for Limitation on Activities. Executive acknowledges that the execution of this Agreement and the payments described herein constitute consideration for the limitations on activities set forth in this Section 3, the adequacy of which is hereby acknowledged.

3.2 Intellectual Property. The parties hereto agree that the Company owns all Intellectual Property (as defined below) and associated goodwill. Executive agrees to assign, and hereby assigns to the Company, without further consideration or royalty, the ownership of and all rights to such property and goodwill. The Company shall possess the right to own, obtain and hold in its name any right, registration, or other protection or recordation associated with such Intellectual Property, and Executive agrees to perform, whether during the course of his employment with the Company or an Affiliate or thereafter, such actions as may be necessary or desirable to transfer, perfect and defend the Company’s ownership or registration of such property. Notwithstanding the generality of the foregoing, this provision shall not apply to any property for which no equipment, supplies, facilities or information of the Company was used and which was developed entirely during Executive’s own time, unless such property relates to the business of the Company or an Affiliate or results from any work performed by Executive for the Company or an Affiliate.

For purposes of this Agreement, “Intellectual Property” shall mean all inventions, discoveries, creations, improvements, techniques, trade secrets, products (utility or design), works of authorship or any other intellectual property relating to any programming, documentation, technology, material, product, service, idea, process, method, plan or strategy concerning the business or interests of the Company and its Affiliates that Executive conceives, develops or delivers, in whole or in part, during the period of his employment with the Company and its Affiliates.

3.3 Confidential Information. Executive recognizes and acknowledges that during his employment with the Company and it Affiliates, he will have access to confidential, proprietary, non-public information concerning the Company and its Affiliates, which may include, without limitation, (a) books, records and policies relating to operations, finance, accounting, personnel and management, (b) information related to any business entered into by the Company or an Affiliate, (c) credit policies and practices, databases, customer lists, information obtained on competitors, and tactics, (d) various other non-public trade or business information, including business opportunities and strategies, marketing, acquisition or business diversification plans, methods and processes, work product, and (e) selling and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, loan or lease accounts or other accounts relating to consumer products and services (collectively, “Confidential Information”). Executive agrees that he will not at any time, either during the course of his employment or afterwards, make any independent use of, or disclose to any other person or organization any Confidential Information, except as may be expressly authorized by the Company, in the ordinary course of Executive’s employment with the Company and its Affiliates or as may be required by law or legal process.

3.4 Return of Property. Upon his termination of employment for any reason, Executive or his estate shall promptly return to the Company all of the property of the Company and its Affiliates, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information (as defined in Section 4.3 hereof) that is in the possession or under the control of Executive. Executive shall provide to the Company written certification that he has complied with the provisions of this Section 3.2 not later than ten days after such termination.

3.5 Business Reputation. Executive agrees that during the course of his employment and at all times thereafter he shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company or its Affiliates or which adversely affects (or may reasonably adversely affect) the best interests (economic or otherwise) of the Company or an Affiliate, except as may be required by law or legal process.

The Company agrees that during the course of Executive’s employment and thereafter, it shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably have the effect of demeaning Executive, except as may be required by law or legal process.

3.6 Non-Solicitation. Executive agrees that during the Restricted Period (as defined below), he shall not, directly or indirectly, for his own benefit or on behalf of another or to the Company’s detriment:

a.	Solicit, hire, or offer to hire or participate in the hiring of any of the Company’s or Affiliate’s officers, executive s or agents;

b.	Persuade or attempt to persuade in any manner any officer, executive or agent of the Company or an Affiliate to discontinue any relationship with the Company or an Affiliate; or

c.	Solicit, divert, or attempt to solicit or divert any customer or depositor of the Company or an Affiliate.

3.7 Non-Competition. The Executive agrees that he shall not, during the Restricted Period, whether as an executive, officer, director, shareholder, owner, partner, joint venturer, independent contractor, consultant or in another managerial capacity, engage in the Banking Business in the Restricted Area. For purposes of this Section 3.7, the term “Banking Business” shall mean the management and/or operation of a retail bank or other financial institution, securities brokerage, or insurance agency or brokerage. The term “Restricted Area” shall mean within the 100-mile radius of any geographic location in which the Company or an Affiliate has an office on the date of Executive’s termination of employment with the Company and its Affiliates.

3.8 Reformation. The parties agree that each of the prohibitions set forth herein is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope. If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the restrictions or covenants set forth in this Agreement are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be reformed to the extent necessary to permit such enforcement.

3.9 Remedies. In the event of a breach or threatened breach by Executive of the provisions of this section hereof, Executive agrees that the Company shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith) and that any additional payments or benefits due to Executive may be suspended, canceled, or forfeited, in the sole discretion of the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from Executive.

3.10 Survival. Executive acknowledges that the proscriptions set forth in this Section 3 shall survive the termination of his employment with the Company and its Affiliates and/or the termination or expiration of this Agreement.

3.11 Definition. As used herein, the term “Restricted Period” shall mean the period commencing upon Executive’s termination of employment for any reason and ending (a) one year after Executive’s Eligible Termination, or (b) six months thereafter, in all other cases.

4.	Miscellaneous:

4.1. Not an Employment Agreement. Nothing contained herein shall be deemed to constitute an employment agreement between Executive and the Company or any Affiliate. The parties expressly intend that this Agreement shall not be deemed to modify Executive’s “at will” employment status.

4.2 Mitigation Not Required. As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

4.3 Enforcement of This Agreement. In addition to the Company’s equitable remedies provided under Section 3.9 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”). Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and biding upon the Executive and the Company. Except as provided in Section 5.3 hereof, each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, except that unless otherwise paid by the Company in accordance with such section, the costs and expenses of the arbitrator will be divided evenly between the parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Tupelo, Mississippi.

4.4 Attorneys’ Fees. In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Company that were required prior to the occurrence of a Change in Control, all costs, fees and expenses, including attorneys’ fees, of any litigation, arbitration or other legal action in connection with such matters in which Executive substantially prevails, shall be borne by, and be the obligation of, the Company.

After a Change in Control has occurred, Executive shall not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by arbitration, litigation or otherwise. Accordingly, if following a Change in Control, the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable or in any way reduce the possibility of collecting the amounts due hereunder, or institutes any litigation or other action or proceeding designed to deny or to recover from Executive the benefits provided or intended to be provided under this Agreement, Executive shall be entitled to retain counsel of Executive’s choice, at the expense of the Company, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation, the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Executive in connection with any of the foregoing, without regard to whether Executive prevails, in whole or in part.

In no event shall Executive be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to arbitration, litigation or other legal action in connection with this Agreement.

Executive shall claim payment or reimbursement of attorneys’ fees hereunder not later than 90 days after the end of the calendar year in which such claim arises hereunder. The Company shall promptly pay or reimburse such fees, but in no event later than 90 days after it receives proper and complete evidence thereof.

4.5 No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement.

4.6 Assistance with Litigation. For a period of two years after Executive’s termination of employment with the Company and its Affiliates, Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the Company (or an Affiliate) is then or may become involved, without the payment of a fee or charge, except reimbursement of his direct expenses.

4.7 Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.8 Entire Agreement. This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein. Executive acknowledges that this Agreement replaces, in its entirety, the Prior Agreement and extinguishes, in their entirety, the Company’s obligations thereunder.

4.9 Amendments. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

4.10 Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

4.11 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:	Most Recent Address on File with the Company

If to the Company:	Renasant Corporation 209 Troy Street Tupelo, MS 38804 Attention: Chief Executive Officer

or to such other addresses as a party may designate by notice to the other party.

4.12 Successors; Assignment. This Agreement is personal to Executive and shall not be assigned by him or her without the prior written consent of the Company. This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives. Any payment due to Executive shall be paid to his surviving spouse or estate after his death.

4.13 Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

4.14 Withholding. As a condition of any payment hereunder the Company or an Affiliate shall withhold any federal, state or local taxes required to be withheld.

4.15 Survival. Notwithstanding anything herein to the contrary, the rights and obligations of the Company and its Affiliates and Executive under Sections 3.2, 4, and 5 hereof shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement or the termination of Executive’s employment hereunder for any reason.

4.16 Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

4.17 Term; Expiration and Termination. This Agreement shall be effective as of January 1, 2011, and shall, unless earlier terminated as provided herein, terminate as of the first anniversary hereof; provided, that on the first anniversary of this Agreement and on each subsequent anniversary hereof, this Agreement shall be automatically extended for an additional one-year term unless the Company gives Executive notice of its intent not to renew this Agreement at least 60 days prior to the end of the initial term or any renewal term hereof. This Agreement shall be earlier terminated and the Company’s obligations hereunder shall cease upon Executive’s death, disability or termination of employment with the Company and its Affiliates for any reason, except as provided in Section 2.1 hereof. The Company may earlier terminate this Agreement for Cause, notwithstanding that Executive’s employment with the Company has not been terminated.

This Agreement is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as designated above.

Renasant Corporation:		Executive:

By:	/s/ E. Robinson McGraw	/s/ Kevin D. Chapman
E. Robinson McGraw Chief Executive Officer
Date: January 18, 2011		Date: January 18, 2011